Exhibit 10.1

THIRD AMENDMENT TO

MCEWEN EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO THE MCEWEN EMPLOYMENT AGREEMENT (the “Agreement”) is made, effective as of April 12, 2022, by and between David Sean McEwen, an individual (“Employee”), and KonaTel, Inc, a Delaware corporation (a successor to Dala Petroleum Corp.) (“Employer”), with reference to the following facts and objectives:

RECITALS

WHEREAS, on or about December 1, 2017, Employee and Employer entered into the McEwen Employment Agreement (the “McEwen Employment Agreement”); and

WHEREAS, on December 19, 2019, the Board of Directors voted to amend the McEwen Employment Agreement to provide Employee with an annual salary of $200,000, commencing January 1, 2020, and with all other terms and conditions thereof to remain the same (the “McEwen First Amended Employment Agreement”); and

WHEREAS, effective January 1, 2022, Employer and Employee amended the McEwen Employment Agreement to increase Employee’s annual compensation to $275,000 (the “Base Salary”) and to provide for a two (2) year severance compensation package equal to Employee’s Base Salary or an aggregate of $550,000, together with any accrued and untaken vacation, in the event of Employee’s departure from Employer, if any termination of employment is not “for cause” as defined in the McEwen Employment Agreement (respectively, the “McEwen Second Amended Employment Agreement” and the “Severance Compensation”); and

WHEREAS, Employee also resigned as the President of Employer, effective on January 1, 2022, and continues to serve as the Chairman of the Board of Directors and the Chief Executive Officer (the “CEO”) of Employer as provided in the McEwen Employment Agreement; and

WHEREAS, effective April 12, 2022, Employer and Employee desire to amend the McEwen Employment Agreement to retroactively delete the “Combined EBITDA” provisions of subparagraph (i) of Section 2.0 of the McEwen Employment Agreement (the “McEwen Third Amended Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree to the following amendment to the McEwen Employment Agreement:

Deletion of Combined EBITDA Provisions of the McEwen Employment Agreement. All provisions of the McEwen Employment Agreement that pertain to the payment to Employee of any amount based upon the Combined EBITDA provisions thereof contained in subparagraph (i) of Section 2.0 are hereby deleted from the McEwen Employment Agreement.

All remaining terms and conditions of the McEwen Employment Agreement and the McEwen First Amended Employment Agreement and the McEwen Second Amended Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement effective as of the 12th day of April, 2022.

EMPLOYEE:	EMPLOYER:
KONATEL, INC., a Delaware corporation

/s/ D. Sean McEwen	By:	/s/ Chuck Griffin
D. Sean McEwen		Chuck Griffin, President/COO